                                                                    Exhibit 11.1

                                             Year Ended March 31,
                                           1996      1995       1994

Primary:

Actual net income (loss)         ($3,614,067)       878,400        477,660

Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                     45,643
                                 -----------    -----------    -----------
Net income as adjusted for
calculation                      ($3,568,426)   $   878,400    $   477,660
                                 ===========    ===========    ===========
Average shares outstanding         2,774,421       2,177,31      1,605,383

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
average market price                 476,621         17,690           --
                                 -----------    -----------    -----------
Average shares outstanding
as adjusted for calculation        3,251,042      2,193,991      1,605,383
                                 -----------    -----------    -----------
Per share amount                    ( $1.10)    $       .40    $      0.30
                                 ===========    ===========    ===========
Fully diluted:

Actual net income (loss)         ($3,614,067)       878,400        477,660

Adjustment to reflect
additional earnings to reach         459,069        621,600      1,022,340
earnings targets

Adjustments to recognize
compensatory nature of
Preferred Stock                         --       (2,196,180)    (2,695,000)

Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                     22,736           --             --
                                 -----------    -----------    -----------
Net income as adjusted for
calculation                      ($3,132,262)   ($  696,180)   ($1,195,000)
                                 ===========    ===========    ===========
Average shares outstanding         3,512,777      3,157,410      2,102,095



Net effect of dilutive stock
options and warrants--based
on treasury stock method
using ending market price
(1995 and 1994) average
market price (1996)                  351,177         26,207          2,152
                                 -----------    -----------    -----------
Average shares outstanding
as adjusted for calculation        3,863,954      3,183,617      2,104,247
                                 -----------    -----------    -----------

Per share amount                 ($     0.81)   ($     0.22)   ($     0.57)
                                 ===========    ===========    ===========